Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports, in the Registration Statement on Form S-1 and related Prospectus of CNX Coal Resources LP for the registration of common units representing limited partner interests:

(1)	Our report dated April 1, 2015 relating to the financial statements of CNX Coal Resources LP Predecessor

(2)	Our report dated April 1, 2015 relating to the balance sheet of CNX Coal Resources LP

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 1, 2015